EXHIBIT 10.3

                   BALDWIN PIANO & ORGAN COMPANY

                   1994 LONG TERM INCENTIVE PLAN

          1. Purpose. This Plan shall be known as the Baldwin Piano & Organ Company 1994 Long Term Incentive Plan (the "Restricted Stock Plan"). The purpose of the Restricted Stock Plan is to enhance the prosperity and profits of the Company on a long term basis by awarding bonuses, payable in restricted shares of Common Stock, to executive officers and certain other key managerial personnel of Baldwin Piano & Organ Company (the "Company") if the Company achieves certain long term performance goals. The Restricted Stock Plan also is intended to attract and retain managerial personnel for the Company and its subsidiaries.

          2. Definitions. The following terms, when capitalized, shall have the designated meanings set forth below, unless a different meaning is plainly required by the context.

          (a) "Award Date" shall mean the first business day following the end of any Three Year Cycle in which the Company attains the performance goals established by the Committee for that Three Year Cycle, which date shall also be the date that the Plan Participant is deemed to have actually received the restricted shares of Common Stock due to him or her for such Three Year Cycle.

          (b) "Change in Control" shall mean the consummation of any event or transaction which constitutes a business combination as defined in Section 203(c)(3) of the Delaware General Corporation Law, as such section is in effect on the effective date of this 1994 Plan, without regard as to whether the Company's Certificate of Incorporation or Bylaws provide that Section 203 is applicable to the Company.

          (c) "Committee" shall mean the Company's Executive Compensation Committee which may be appointed from time to time by a resolution passed by a majority of the whole Board.

          (d) "Common Stock" shall mean the Company's common stock with a par value of one cent per share as authorized by the Company's Certificate of Incorporation as of the effective date of this Restricted Stock Plan and any class of stock subsequently authorized by the Company and issued in replacement of the then outstanding shares of the Company's common stock.

          (e) "Fair Market Value" shall mean the closing sale price for a share of Common Stock on the relevant date as reported by the National Association of Securities Dealers Automated Quotation System, or such other source for reports of trading of the Common Stock as the Committee may reasonably select from time to time. If there are no reported trades of Common Stock on the relevant date, then Fair Market Value shall be determined as of the close of business on the next following business day on which there is a reported trade. If this method is not available or does not accurately reflect the fair market value of the Common Stock, then the Committee shall make a good faith determination of the fair market value using any reasonable method of valuation.

          (f) "Grant Date" shall mean the date that the Committee grants an individual the right to receive restricted shares of Common Stock pursuant to this Restricted Stock Plan with respect to a Three Year Cycle.
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          (g)  "No Transfer Period" shall mean the three year period immediately following an Award Date.

          (h) "Plan Participant" shall mean an individual selected and approved by the Committee for participation in a Three Year Cycle under this Restricted Stock Plan.

          (i) "Three Year Cycle" shall mean one or more three year measurement periods commencing on a date established by the Committee and concluding at the end of the third calendar year thereafter, by which the Company's performance is to be measured for purposes of this Restricted Stock Plan.

          3. Eligibility. Executives and key management personnel of the Company and the Company's subsidiaries are eligible to participate in this Restricted Stock Plan. During any Three Year Cycle in which a Plan Participant is participating, the Committee will not grant such Plan Participant any right to receive any other restricted stock awards pursuant to this Restricted Stock Plan until such Three Year Cycle is complete.

          4. Shares Available to be Awarded. The shares of the Company's Common Stock which may be awarded under this Restricted Stock Plan shall not exceed 150,000 shares of Common Stock, which shares may be taken from the unissued but authorized shares of Common Stock, from treasury shares, or from Common Stock purchased by the Company from the open market; provided, however, that the shares to be awarded under this Restricted Stock Plan shall not exceed one percent of the then outstanding shares of the Company's Common Stock without shareholder approval in accordance with the rules and regulations promulgated from time to time by the National Association of Securities Dealers, Inc. for securities listed on The Nasdaq National Market or other exchange on which the Common Stock may then trade. If for any reason a grant under this Restricted Stock Plan expires in whole or in part prior to award, shares subject to such expired grant may again be subjected to a grant under this Restricted Stock Plan.

          5.   Grant of Right to Receive Restricted Stock Award.
          (a) From time to time, the Committee will establish (i) the beginning and end dates for a Three Year Cycle, (ii) the appropriate measurement index for comparison of the Company's Common Stock for such Three Year Cycle, (iii) the minimum threshold, target and maximum levels that the Company must achieve in order for any Plan Participant to receive an award for such Three Year Cycle, (iv) the various participation levels at which Plan Participants may be eligible to receive an award, and (v) the participants in this Restricted Stock Plan and identify their level of participation as of the Grant Date. Subject to the discretion of the Committee, the participation level of each Plan Participant will depend upon the Plan Participant's level within the Company's organization and the size of the restricted stock award at each level will increase depending upon whether the Company achieves the threshold level, the target level or the maximum level and will be set at a fixed percentage of the Plan Participant's base salary.
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          (b)  Unless otherwise selected by the Committee, the appropriate measurement index during any Three Year Cycle will be the Russell 2000 Index and the performance of the Company will be determined by a comparison of the Company's total shareholder return against the Russell 2000 Index over the Three Year Cycle. The total shareholder return is based on the increase (or decrease) in the price of the Company's stock over the Three Year Cycle and assumes the reinvestment of all dividends. The Committee will compare the total shareholder return for the Three Year Cycle against the Russell 2000 Index by assuming that on the Grant Date $100 was invested in Company Common Stock and $100 was invested in the Russell 2000 Index. The Company will then examine and compare the relative value of both investments as of the last day of the Three Year Cycle.

          (c) Following a grant to a Plan Participant, the Company's Secretary or other designated officer shall inform the Plan Participant of the making of the grant, the Company performance levels that must be achieved in order for restricted shares to be awarded and the Plan Participant's participation level. Each grant made hereunder shall further contain such other provisions and conditions in addition to those included in this 1994 Plan as the Committee shall deem advisable, provided that no such additional provisions or conditions shall be inconsistent with this Restricted Stock Plan.

          (d) The Committee may at any time adjust the measurement index, the performance levels and the participation levels prerequisite to any award of restricted shares pursuant to this Restricted Stock Plan. In addition, the minimum threshold performance level must require that the Company's stock performance exceed the appropriate measurement index and no restricted shares shall be awarded whatsoever under this Restricted Stock Plan with respect to any Three Year Cycle in which the Common Stock does not at least equal the minimum threshold level.

          6.   Calculation of Award.

          (a) All awards of restricted shares of Common Stock to be made under this Restricted Stock Plan shall be based upon the Plan Participant's actual salary during the third year of the Three Year Cycle.

          (b) As of the Award Date, the Company will determine whether and to what degree the Company achieved the threshold, target or maximum levels required for the related Three Year Cycle. If an award is payable, the Company will calculate the size of the Plan Participant's award by multiplying his or her base salary as determined in Section 6(a) above by the appropriate percentage for that Plan Participant's participation level. The number of restricted shares awarded, if any, to a Plan Participant shall be based upon 100% of the Fair Market Value of the Company's Common Stock as of the Award Date.

          (c) If any Plan Participant ceases to be an employee of the Company or of the Company's subsidiaries for any reason during a Three Year Cycle, the Plan Participant's right to receive an award for such Three Year Cycle shall automatically be forfeited and no award shall be payable to such Plan Participant.
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          7.   Payment of Awards; Restrictions.

          (a) Promptly following the calculation of an award under this Restricted Stock Plan, the Company will issue in the name of the Plan Participant that number of restricted shares earned by the Plan Participant with respect to the Three Year Cycle subject to adjustment as provided in
Section 8 below.

          (b) Each restricted share so awarded shall be subject to a complete prohibition on transfer, whether by sale, gift or other disposition, during the No Transfer Period. In the event of the Plan Participant's death, such restricted shares may be transferred to the estate, heirs or assigns of the Plan Participant, but such shares shall continue to be subject to this restriction. All share certificates representing shares awarded under this Restricted Stock Plan will contain a legend explaining the prohibitions on transfer during the No Transfer Period.

          (c) The Company shall hold all certificates representing the restricted shares so awarded in custody for the Plan Participant's account until the expiration of the No Transfer Period. With respect to all such shares, the Plan Participant shall have all rights and privileges of a stockholder as to such shares, including the right to vote the shares and the right to receive dividends, except that none of the restricted shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the expiration of the No Transfer Period. All restricted shares awarded pursuant to this Restricted Stock Plan shall further be subject to the restrictions on transferability set forth in Section 9, both during the No Sale Period and at all times thereafter.

          8.   Adjustments to Awards of Restricted Shares; Tax Withholding.
In the discretion of the Company, the Company may elect, in whole or in part, to pay cash in lieu of restricted shares otherwise payable to a Plan Participant pursuant to this Restricted Stock Plan. The Company shall further require a payment from a Plan Participant to cover applicable withholding taxes. Upon the issuance of shares of Common Stock following an Award Date, the Company shall retain or sell without notice the number of shares of Common Stock otherwise to be issued to the Plan Participant which shares have an aggregate Fair Market Value (determined by the Company as of the Award Date) sufficient to satisfy the amount of any tax required by any government to be withheld or otherwise deducted and paid with respect to such payment, remitting any cash balance relating to fractional shares to the Plan Participant; provided, however, that upon providing written notice to the Company no later than the Award Date, the Plan Participant shall have the right to provide the Company with sufficient funds prior to the issuance of the shares to enable the Company to pay such tax.

          9. Non-Transferability. Grants of the right to receive restricted shares hereunder shall be personal to the grantee, and shall be non-assignable and non-transferable. Unless the Company in its sole discretion elects to register the restricted shares, all of the restricted shares awarded hereunder shall be legended to reflect that such shares have not been registered under the federal and state securities laws and that any resale of such shares may only be done so in compliance with any exemption from such registration requirements.
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          10.  Adjustment of Shares.  In the event there is any change in the
Common Stock by reason of a stock dividend paid in shares of Common Stock, a recapitalization, a reclassification, a merger, a stock split, a split-up, a split-off, a spin-off, or a combination of shares with respect to the Common Stock, the restricted shares awarded hereunder shall be automatically adjusted by the Committee at the time of the event such that the Plan Participant's proportionate interest shall be maintained as before the occurrence of such event; and in any such case, an appropriate adjustment shall also be made in the total number of shares of Common Stock reserved for future awards under this Restricted Stock Plan.

          11. Change in Control. If a Change in Control of the Company occurs, any outstanding restricted shares granted under this Restricted Stock Plan which are then subject to the restrictions imposed during a No Transfer Period as of the date of a Change in Control shall automatically no longer be subject to the prohibition on transfer during the No Transfer Period notwithstanding that the No Transfer Period may not have expired.

          12. Administration. This Restricted Stock Plan shall be administered by the Committee, or, if no Committee has been appointed by the Board, shall be administered by the Board. No Plan Participant hereunder shall be a member of such Committee. All actions of the Committee shall be subject to the approval of the Board.

          13. Duration and Amendment. This Restricted Stock Plan shall become effective upon approval by the Company's Board of Directors and shall continue until terminated by the Company's Board of Directors. This Restricted Stock Plan may be terminated at any time as to all shares not then subject to outstanding grants, by a resolution duly adopted by the Board. Neither the expiration nor the termination of this Restricted Stock Plan shall affect any grant theretofore made hereunder. The Board may from time to time amend this Restricted Stock Plan. Any amendment of this Restricted Stock Plan shall apply to all grants made on or after the date of such amendment.

          14. Notices. All notices given, made, delivered, or transmitted to a Plan Participant by the Company shall be deemed duly given when mailed first class mail, postage prepaid, and addressed to the Plan Participant at the address last appearing on the records of the Company. A Plan Participant may change the address as shown on the records of the Company by giving written notice thereof to the Company.